Eternal Energy Corp. Announces the Cessation of Stock Repurchase Program
and Officer Changes

Littleton, Colorado; November 3, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal” or the “Company”) announced today that it has ceased open market purchases of its common stock.  On March 29, 2010, the Company’s Board of Directors authorized expending up to US$500,000 to repurchase shares of its common stock on the open market.  As of the close of business on October 27, 2010, the Company had repurchased and retired 4,570,000 shares of its outstanding common stock at an average purchase price of approximately $0.07 per share pursuant to its stock repurchase program.  That number of shares represents approximately 10.3% of the shares that were outstanding at the time the stock repurchase program was initiated, at an aggregate purchase price of approximately $328,500.00.

The Company also announced that Kirk Stingley, its Chief Financial Officer, and Craig Phelps, its Vice President – Engineering, are no longer with the Company.  The employment of each was terminated without cause effective November 1, 2010.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
Chief Executive Officer
Eternal Energy Corp.
303-798-5235